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                 FORM OF LETTER TO CLIENTS OF BROKERS, DEALERS,
              COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
                             REGARDING THE OFFER BY

                  SCUDDER GLOBAL COMMODITIES STOCK FUND, INC.

          TO PURCHASE FOR CASH 1,298,600 OF ITS ISSUED AND OUTSTANDING
                   SHARES AT 98% OF NET ASSET VALUE PER SHARE

To Our Clients:

     Pursuant to your request, enclosed for your consideration are the Offer to Purchase dated December 8, 2005 of the Scudder Global Commodities Stock Fund, Inc. (the "Fund") and the related Letter of Transmittal pursuant to which the Fund is offering to purchase 1,298,600 shares of its issued and outstanding common stock, par value $0.01 per share (the "Shares"), for cash at a price equal to 98% of their net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on January 25, 2006, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 8, 2005 and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). THE OFFER EXPIRES AT 11:59 P.M. EASTERN TIME ON JANUARY 24, 2006, UNLESS EXTENDED (THE "EXPIRATION DATE"): If the Offer is extended beyond January 24, 2006, the purchase price for Shares will be 98% of their NAV determined as of the close of the regular trading session of the NYSE on the next business day after the new Expiration Date, as extended.

     The Offer is being made to fulfill an undertaking made in connection with the initial public offering of the Shares. Information regarding this undertaking, as well as information regarding possible future tender offers by the Fund, is set forth in the Offer to Purchase.

     The Offer to Purchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

     Your attention is called to the following:

          1. Unless extended, the Offer expires at 11:59 p.m. Eastern Time on January 24, 2006 and withdrawal rights expire at 11:59 p.m. Eastern Time on January 24, 2006.

          2. The Offer is subject to certain conditions set forth in the Offer to Purchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Shares tendered, and the Fund may also amend, extend or terminate the Offer.

          3. If more than 1,298,600 Shares are duly tendered (and not timely withdrawn), the Fund will purchase Shares from tendering shareholders, in accordance with the terms and subject to the conditions specified in the Offer to Purchase, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by each shareholder during the period the Offer is open and not timely withdrawn), unless the Fund determines not to purchase any Shares.

     IF YOU WISH TO HAVE US TENDER YOUR SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE REVERSE SIDE HEREOF. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 11:59 P.M. EASTERN TIME ON JANUARY 24, 2006, UNLESS EXTENDED.
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     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or its acceptance would violate the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                                         Very truly yours,

                                         Scudder Global Commodities Stock Fund,
                                         Inc.

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